Exhibit 99.1

The Vita Coco Company Reports Strong First Quarter 2025 Financial Results

Net Sales Increased 17% to $131 million benefiting from Vita Coco Coconut Water growth of 25%
Net Income Increased $5 million to $19 million and Non-GAAP Adjusted EBITDA1 Increased $1 million to $23 million

Company Reaffirms Full Year Outlook

NEW YORK, NY – April 30, 2025 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights Compared to Prior Year Period

•Net sales increased 17% to $131 million.
•Vita Coco Coconut Water net sales growth of 25%.
•Gross profit was $48 million, an increase of $1 million.
•Gross margin was 37% of net sales compared to 42% of net sales.
•Net income was $19 million compared to net income of $14 million.
•Net income per diluted share was $0.31 compared to $0.24.
•Non-GAAP Adjusted EBITDA1 was $22.5 million compared to $21.2 million.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "I am very proud of our team and how we have started 2025. The coconut water category remains one of the fastest growing categories in the beverage aisle, showing strong growth in the United States, the United Kingdom and Germany, which produced 25% Vita Coco Coconut Water net sales growth globally, with Americas growing 24% and International growing 36%. We believe this growth is being fueled by our focused investment as the category leader in these markets, driving increased household adoption and new consumption occasions, together with the benefits of a stronger inventory position to start the year. I believe we are well positioned to continue our growth and I am excited for a strong 2025."

Martin Roper, the Company’s Chief Executive Officer, said, “Our exceptionally strong shipment performance in the first quarter benefited from very strong demand for Vita Coco Coconut Water, and great execution from our teams. Our full year expectations are based on delivering mid to high teens Vita Coco Coconut Water growth, and the national roll out of Vita Coco Treats, which started to appear on retail shelves late first quarter. We believe we have secured sufficient capacity to support our growth expectations, which should enable us to operate with some excess capacity during the second half of the year."

First Quarter 2025 Consolidated Results
Net sales increased $19 million, or 17%, to $131 million for the first quarter ended March 31, 2025, compared to $112 million in the prior year period. The increase in net sales was driven by strong growth in Vita Coco Coconut Water and private label coconut water case equivalent ("CE") volumes and growth in the Other category driven by the U.S. rollout of Vita Coco Treats.

Gross profit increased to $48 million, from $47 million in the prior year period. The increase was driven by higher volumes partially offset by the decreased gross margin. Gross margin was 37% compared to 42% in the prior year period. The decrease in gross margin resulted from higher year-on-year ocean freight rates and finished goods product costs, partially offset by branded coconut water pricing and favorable product mix.

Selling, general and administrative ("SG&A") expenses were $29 million, compared to $28 million in the prior year period. The increase was largely due to increased investment in people related expenses, offset by lower distributor related expenses.

Net income was $19 million, or $0.31 per diluted share, compared to net income of $14 million, or $0.24 per diluted share, in the prior year period. Net income benefited from increased gross profit and gains on mark to market adjustments on derivative instruments, partially offset by a slightly higher year on year SG&A spending and an increase in the effective tax rate.

Non-GAAP Adjusted EBITDA1 was $22.5 million, compared to $21.2 million in the prior year period primarily due to the increased gross profit.

Balance Sheet

As of March 31, 2025, the Company's financial position remained strong with cash and cash equivalents of $154 million and no debt. Further, inventory levels continued to improve. As of March 31, 2025 inventory increased from $84 million to $88 million.

On October 30, 2023, the Company's Board of Directors (the "Board") approved a share repurchase program (the "Repurchase Program") authorizing the Company to repurchase up to $40 million of the Company's common stock. During the three months ended March 31, 2025, and the period from April 1, 2025 through April 29, 2025, the Company repurchased shares of its Common Stock in the amounts of $1.5 million and $8.6 million, respectively, for a total of $10.1 million year-to-date. On April 28, 2025, the Board approved an additional $25.0 million to the Repurchase Program, increasing the authorized limit to $65.0 million. As of April 29, 2025, the Company had approximately $42.1 million remaining on the authorized limit of the Repurchase Program.

Fiscal Year 2025 Full Year Outlook
The Company is reaffirming its full year 2025 guidance, which includes the expected impact of the current applicable tariff rates and the Company's anticipated mitigation actions. However, it does not include the potential impact of the currently delayed reciprocal tariffs. Accordingly, we reiterate the following expectations for fiscal 2025:
•Net sales expected to be between $555 million and $570 million, with projected Vita Coco Coconut Water growth of mid to high teens and the planned benefit of Vita Coco Treats rollout, and branded price increases, partially offset by increased promotional activity and softness in private label.
•Gross margin expected to be between 35% and 37%, with expected higher average transportation costs and increased finished goods costs, partially offset by planned Vita Coco Coconut Water net pricing increases and increased percentage volume mix of branded versus private label.
•SG&A expenses expected to increase low to mid-single digits versus 2024.
•Adjusted EBITDA1 expected to be in the range of $86 million to $92 million.
Uncertainty and instability of the current operating environment, geopolitical landscape, and global economies, including changes in tariff rates, associated potential competitive pricing actions and our own price elasticity, could affect this outlook and our future results.

Footnotes:
(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Non-GAAP Financial Measures herein for further discussion and reconciliation of this measure to GAAP measures.

(2)GAAP Net Income 2025 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details

To participate in the live earnings call and question and answer session, please register at https://register-conf.media-server.com/register/BI925f9ea2f95f4cdf96a415106a309e1b and dial-in information will be provided directly to you. The live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company
The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand Vita Coco, sustainably packaged water Ever & Ever, and protein-infused water PWR LIFT. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes, nutrients, and vitamins, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out, and more.
Contacts

Investor Relations:
ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships, and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$153,608	$164,669
Accounts receivable, net of allowance of $2,804 at March 31, 2025, and $2,255 at December 31, 2024	76,759	63,450
Inventory	88,335	83,600
Supplier advances, current	1,124	954
Derivative assets	459	1,382
Prepaid expenses and other current assets	31,197	27,236
Total current assets	351,482	341,291
Property and equipment, net	2,710	2,351
Goodwill	7,791	7,791
Supplier advances, long-term	2,217	2,254
Deferred tax assets, net	6,099	6,100
Right-of-use assets, net	11,028	385
Other assets	2,642	2,209
Total assets	$383,969	$362,381
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,627	$30,758
Accrued expenses	67,573	65,603
Notes payable, current	10	10
Derivative liabilities	3,155	6,895
Total current liabilities	93,365	103,266
Notes payable, long-term	—	3
Operating lease liability, long-term	12,583	—
Other long-term liabilities	163	295
Total liabilities	$106,111	$103,564
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 63,807,719 and 63,702,387 shares issued at March 31, 2025 and December 31, 2024, respectively; 57,018,300 and 56,961,941 Shares Outstanding at March 31, 2025 and December 31, 2024, respectively.	638	637
Additional paid-in capital	175,241	174,077
Retained earnings	175,576	156,694
Accumulated other comprehensive loss	(365)	(860)
Treasury stock, 6,789,419 shares at cost as of March 31, 2025, and 6,740,446 shares at cost as of December 31, 2024.	(73,232)	(71,731)
Total stockholders’ equity	277,858	258,817
Total liabilities and stockholders’ equity	$383,969	$362,381

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended March 31,
	2025	2024
Net sales	$130,921	$111,698
Cost of goods sold	82,836	64,521
Gross profit	48,085	47,177
Operating expenses
Selling, general and administrative	28,792	28,218
Income from operations	19,293	18,959
Other income (expense)
Unrealized gain/(loss) on derivative instruments	2,817	(2,525)
Foreign currency gain	580	58
Interest income	1,518	1,523
Other income	155	—
Total other income (expense)	5,070	(944)
Income before income taxes	24,363	18,015
Income tax expense	5,481	3,777
Net income	$18,882	$14,238
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.33	$0.25
Diluted	$0.31	$0.24
Weighted-average number of common shares outstanding
Basic	56,994,146	56,589,565
Diluted	59,975,827	58,746,631

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$18,882	$14,238
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	202	162
(Gain)/loss on disposal of equipment	—	13
Bad debt expense	434	517
Unrealized (gain)/loss on derivative instruments	(2,817)	2,525
Stock-based compensation	2,186	2,109
Noncash lease expense	504	254
Changes in operating assets and liabilities:
Accounts receivable	(13,150)	(8,463)
Inventory	(4,508)	(6,068)
Prepaid expenses, net supplier advances, and other assets	(2,583)	(1,442)
Accounts payable, accrued expenses, and other long-term liabilities	(8,950)	(4,112)
Net cash used in operating activities	(9,800)	(267)

Cash flows from investing activities:
Cash paid for property and equipment	(559)	(124)
Net cash used in investing activities	(559)	(124)

Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	404	153
Cash received (paid) on notes payable	(2)	(4)
Cash paid to acquire treasury stock	(1,501)	(9,235)
Net cash used in financing activities	(1,099)	(9,086)
Effects of exchange rate changes on cash and cash equivalents	401	(80)
Net decrease in cash and cash equivalents	(11,057)	(9,557)
Cash and cash equivalents at beginning of the period	165,933	132,867
Cash and cash equivalents at end of the period	$154,876	123,310
1 Includes $1,268 and $332 of restricted cash as of March 31, 2025 and 2024, respectively, that were included in other current assets.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Net income	18,882	14,238
Depreciation and amortization	202	162
Interest income	(1,518)	(1,523)
Income tax expense	5,481	3,777
EBITDA	$23,047	$16,654
Stock-based compensation (a)	2,186	2,109
Unrealized (gain)/loss on derivative instruments (b)	(2,817)	2,525
Foreign currency (gain)/loss (b)	(580)	(58)
Other adjustments (c)	669	—
Adjusted EBITDA	$22,505	$21,230
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Other adjustments include $0.6 million related to a one-time 2023 incentive program that is measured based on full-year 2025 performance and is structured differently from our other ongoing employee incentive programs, and $0.4 million of non-cash rent charges related to our new New York City office that overlap with our current New York City office rent charges. These amounts were offset by $0.1 million of partial recoveries of prepaid inventory from a supplier (refer to the 2024 Form 10-K for further details) and a gain of $0.2 million from a sale of intellectual property.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended March 31,
(in thousands)	2025	2024
Americas segment
Vita Coco Coconut Water	$86,118	$69,522
Private Label	21,197	24,273
Other	5,285	2,296
Subtotal	$112,600	$96,091
International segment
Vita Coco Coconut Water	$13,177	$9,665
Private Label	4,759	5,152
Other	385	790
Subtotal	$18,321	$15,607
Total net sales	$130,921	$111,698

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended March 31,
(in thousands)	2025	2024
Cost of goods sold
Americas segment	$70,288	$55,219
International segment	12,548	9,302
Total cost of goods sold	$82,836	$64,521
Gross profit
Americas segment	$42,312	$40,872
International segment	5,773	6,305
Total gross profit	$48,085	$47,177
Gross margin
Americas segment	37.6%	42.5%
International segment	31.5%	40.4%
Consolidated	36.7%	42.2%

	VOLUME (CE)
	Percentage Change - Three Months Ended March 31, 2025 vs. 2024
	Americas segment	International segment	Total
Vita Coco Coconut Water	23.5%	34.7%	25.2%
Private Label	(2.3)%	13.5%	0.7%
Other	187.8%	(2.7)%	172.4%
Subtotal	19.2%	27.2%	20.5%
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE